UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 22, 2006

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Consolidated Edison Company of New York, Inc.

(Exact name of registrant as specified in its charter)

New York	1-1217	13-5009340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 22, 2006, Consolidated Edison, Inc. (“Con Edison”) and its subsidiaries Consolidated Edison Company of New York, Inc. (“Con Edison of New York”) and Orange and Rockland Utilities, Inc. (“O&R,” and along with Con Edison and Con Edison of New York, each a “Company” and collectively, the “Companies”) entered into an Amended and Restated Credit Agreement, dated as of June 22, 2006, (the “Credit Agreement”) among the Companies, the banks party thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent. A copy of the Credit Agreement is included as an exhibit to this report, and the description of the Credit Agreement that follows is qualified in its entirety by reference to the Credit Agreement.

The Credit Agreement amends and restates the 5-Year Credit Agreement, dated as of April 14, 2005, among the Companies, the banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Credit Agreement terminates the 3-Year Credit Agreement dated as of November 26, 2003 among the Companies, the banks party thereto and JPMorgan Chase Bank, N.A., as agent.

Under the Credit Agreement, the Banks committed to provide loans and letters of credit, on a revolving credit basis, in an aggregate amount of up to $2.25 billion, with $1.5 billion available to Con Edison of New York (subject to increase to the full amount if the necessary regulatory approvals are requested and obtained), $1 billion available to Con Edison and $200 million available to O&R. Subject to certain conditions, the Companies and one or more Banks or additional banks may increase by up to $500 million the aggregate principal amount of loans and letters of credit available under the Credit Agreement, with availability to each of the Companies proportionate to availability prior to the increase. Each Company will be severally obligated with respect to loans made to it, and letters of credit issued on its behalf, under the Credit Agreement. None of the Companies is responsible for the obligations under the Credit Agreement of any Company other than itself.

The Companies intend to use the Credit Agreement to support their commercial paper programs. Loans and letters of credit issued under the Credit Agreement may also be used for general corporate purposes. See Note D to the financial statements included in Item 8 of the Annual Reports on Form 10-K for the year ended December 31, 2005 of Con Edison and Con Edison of New York (Commission File Nos. 1-14514 and 1-1217, respectively). Any borrowings under the Credit Agreement would generally be at variable interest rates. Interest and fees for loans and letters of credit under the Credit Agreement generally reflect the respective credit ratings of the Companies.

The Banks’ commitments under the Credit Agreement to make a loan to, or issue a letter of credit on behalf of, a Company terminate on June 22, 2011, unless extended for additional one–year terms as provided therein, and are subject to certain conditions, including that there be no Event of Default (see below) or event which with notice or the lapse of time would become an event of default with respect to that Company, that the representations and warranties of the Company contained in the Credit Agreement (not including that the Company did not have a material adverse change) be true on and as of the date of such loan or issuance and, in the case of Con Edison of New York and O&R, that the Company shall have received required regulatory approvals.

Upon a change of control of a Company, each Bank may terminate its commitments to that Company under the Credit Agreement and declare the loans, accrued interest and any other amounts owed by that Company under the Credit Agreement immediately due and payable in the manner, with such effect and subject to the conditions provided in the Credit Agreement.

If an event of default under the Credit Agreement (an “Event of Default”) with respect to a Company occurs and is continuing, the Banks may terminate their commitments to that Company under the Credit Agreement and declare the loans (including accrued interest) under the Credit Agreement to that Company immediately due and payable in the manner, with such effect and subject to the conditions provided in the Credit Agreement. Events of Default, among others, include:

•	Failure to pay any principal of any loan or any draw under any letter of credit issued under the Credit Agreement when due;

•	Failure to pay any interest or fees under the Credit Agreement within five days;

•	Failure to meet covenants under the Credit Agreement, including covenants that the ratio of consolidated debt to consolidated total capital of that Company, calculated in accordance with the Credit Agreement, not at any time exceed 0.65 to 1 and that, subject to certain exceptions (including liens or other encumbrances in aggregate not exceeding 5 percent of that Company’s consolidated total capital), the Company will not create, assume or suffer a lien or other encumbrance on its assets;

•	Representations or warranties proved to be incorrect in any material respect when made (or deemed made);

•	Cross default to other financial obligations of $150 million or more of that Company and any subsidiaries which would permit the holder to accelerate the obligations; and

•	Other customary events of default.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 4	Amended and Restated Credit Agreement, dated as of June 22, 2006, among Con Edison of New York, Con Edison, O&R, the banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By	/s/ Joseph P. Oates
Joseph P. Oates
Vice President and Treasurer

DATE: June 23, 2006